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Exhibit 99
                                                              PR NEWSWIRE

                NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
             DISTRIBUTION FOR THE FOURTH QUARTER OF FISCAL 2006


RED BANK, N.J. October 30, 2006 -- The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of 78 cents per unit, payable on November 29, 2006 to holders of record on November 10, 2006. The November distribution reflects royalties from sales made during the third calendar quarter of 2006. John R. Van Kirk, Managing Director, noted that this year's quarterly distribution was 36 cents or 85.7% higher than the distribution for the prior year's equivalent quarter.

A combination of higher gas prices, higher gas sales and higher average exchange rates under both royalty rate agreements covering the Oldenburg concession resulted in the increase in funds available and the resulting higher distribution per unit. Average gas prices under the higher royalty rate agreement covering western Oldenburg increased 36.69% from 1.5397 Euro cents per kilowatt hour ("Ecents/Kwh") to 2.1046 Ecents/Kwh. Average gas prices under the lower royalty rate agreement covering the entire Oldenburg concession increased 35.96% from 1.5874 Ecents/Kwh to 2.1582 Ecents/Kwh.
Gas sales from western Oldenburg increased 16.24% from 14.722 billion cubic feet ("Bcf") to 17.113 Bcf. Overall gas sales, covering both western and eastern Oldenburg, increased by 30.59% from 31.593 Bcf to 41.258 Bcf.
The average value for the Euro based on the royalty transfers increased 4.59% from a dollar equivalent value of $1.2120 to $1.2677.

The total distribution for fiscal 2006 is $3.28 per unit compared to the previous year's distribution of $2.22 per unit. The difference of $1.06 per unit represents an increase of 47.7%. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact -- John H. Van Kirk, Managing Trustee, or John R. Van Kirk, Managing Director, at (732) 741-4008, e-mail at neort@aol.com, website: www.neort.com.